Exhibit 99.1

Media	Investors
Kevin Chamberlain	Christopher Oltmann
(818) 746-2877	(818) 746-2046

PennyMac Mortgage Investment Trust Reports First Quarter 2013 Results

Moorpark, CA April 23, 2013 — PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income of $53.3 million, or $0.90 per diluted share, for the first quarter of 2013, on net investment income of $119.1 million. In addition, PMT’s Board of Trustees has declared a cash dividend of $0.57 per common share of beneficial interest. This dividend will be paid on May 31, 2013 to common shareholders of record as of May 16, 2013.

Quarterly Highlights

Financial results:

•                  Diluted earnings per common share of $0.90, up 8 percent from the prior quarter

•                  Net investment income of $119.1 million, down 5 percent from the prior quarter

•                  Net income of $53.3 million, up 8 percent from the prior quarter

•                  Gain on investment portfolio of $64.0 million, up 68 percent from the prior quarter

•                  Return on average equity of 18 percent(1), up from 16 percent in the prior quarter

Mortgage investment activity results:

•                  Correspondent acquisitions of $8.5 billion in unpaid principal balance (UPB)(2), down 15 percent from the prior quarter

(1)  Return on equity calculated based on average shareholders’ equity for each month.

•             Conventional acquisitions of $4.8 billion in UPB, down 26 percent from the prior quarter

•                  Correspondent interest rate lock commitments (IRLCs) of $8.1 billion, down 22 percent from the prior quarter

•             Conventional IRLCs of $4.2 billion, down 39 percent from the prior quarter

•                  Distressed mortgage loan purchases of $366 million in UPB

•                  Servicing portfolio reaches $17 billion in UPB

PMT earned $55.9 million in pretax income for the quarter ended March 31, 2013, a 14 percent decrease from the fourth quarter.  The following table presents the contribution of PMT’s Investment Activities and Correspondent Lending segments to pretax income:

	Quarter ended March 31, 2013
	Investment	Correspondent	Intersegment
Unaudited	activities	lending	elimination & other	Total
	(in thousands)
Revenues:
Net gain on mortgage loans acquired for sale	$—	$29,279	$—	$29,279
Net gain on investments	63,980	—	—	63,980
Interest	10,592	6,324	(41)	16,875
Other	3,445	5,473	—	8,918
	78,017	41,076	(41)	119,052
Expenses:
Loan fulfillment fess	—	25,938	3,284	29,222
Interest	5,630	5,647	(41)	11,236
Loan servicing	7,940	150	—	8,090
Other	14,108	461	—	14,569
	27,678	32,196	3,243	63,117
Pretax income	$50,339	$8,880	$(3,284)	$55,935

“First quarter results reflect the ongoing recovery of the housing market and increased competition within the mortgage market,” said Chairman and Chief Executive Officer Stanford L. Kurland.  “Earnings increased to $0.90 per diluted share, as our portfolio of distressed whole

(2)  Government loan acquisitions for the first quarter were $3.7 billion in UPB, for which PMT earned a sourcing fee of 3 basis points and interest income for its holding period.

loans experienced valuation gains from continued strengthening of home prices and strong portfolio activity, while gains on mortgage loans acquired for sale decreased.”

During the quarter ended March 31, 2013, PMT recorded investment revenue on financial instruments totaling $110.1 million, as detailed in the following table:

	Quarter ended March 31, 2013
	Net gain
	(loss) on	Interest	Total
Unaudited	investments	income	revenue
	(dollars in thousands)
Assets:
Mortgage loans:
At fair value	$63,980	$10,497	$74,477
Acquired for sale at fair value	29,279	6,323	35,602
Total mortgage loans	93,259	16,820	110,079
Other	—	24	24

Short-term investments	—	31	31
	$93,259	$16,875	$110,134

Investment revenues decreased 12 percent from the fourth quarter, driven by a 56 percent quarter-over-quarter decrease in net gain on correspondent loans acquired for sale, offset by a 68 percent increase in net gain on mortgage loans at fair value.  PMT’s distressed whole loan portfolio realized net gain on investments of $64.0 million during the first quarter.  Net gains on mortgage loans acquired for sale at fair value through the correspondent lending business totaled $29.3 million, as correspondent margins declined from the prior quarter.

“Investment returns were solid for the quarter, particularly in distressed whole loans where we saw increased gains from valuation and strong liquidation activity,” continued Mr. Kurland.  “Home prices have continued to stabilize, with many of the previously hardest hit areas showing appreciating home prices.  Many loans in our portfolio are located in these areas, which contributed to the valuation gains.  Another contributing factor has been the increase in investor demand for reperforming loans over the past several months.  While correspondent originations were down, PMT’s investments in MSRs continued to grow, and we continue to view this asset as a very attractive opportunity.”

Correspondent Lending

During the quarter, correspondent lending acquired $8.5 billion in UPB of loans, and IRLCs totaled $8.1 billion, compared to $10.0 billion and $10.3 billion, respectively, in the fourth quarter of 2012.  Of total correspondent acquisitions, conventional loans amounted to $4.8 billion, FHA loans were $3.7 billion, and jumbo loans were $8.1 million.  Pretax income attributable to the correspondent lending segment was $8.9 million for the quarter.  A combination of lower IRLCs and a compression of margins resulted in net gain on mortgage loans acquired for sale of $29.3 million, down from $66.5 million in the prior quarter.  Also impacting the segment’s results were $6.3 million of interest income, and $5.5 million of loan origination fee revenue, partially offset by $25.9 million in fulfillment fees and $5.6 million of interest expense.

The following schedule details the net gain on mortgage loans acquired for sale in the first quarter of 2013:

Quarter ended
Unaudited	March 31, 2013
($ in thousands)
MSR Value	$56,217
Rep & warrant provision	(1,791)
Cash investment(1)	(13,633)
Market value adjustments of pipeline, inventory and hedges	(11,514)
Net gain on mortgage loans acquired for sale	$29,279

(1) Cash receipt at sale, net of cash hedge expense

For the quarter as a whole, margins expressed as the ratio of net gain on mortgage loans to locks were lower than the previous quarter.  While margins remain attractive, they may decrease in future periods if mortgage market origination volumes decline and competition increases.

Investment Activities Segment

Servicing

PMT’s servicing portfolio grew to $16.6 billion in UPB, compared to $12.2 billion in the fourth quarter of 2012.  Servicing fee revenue of $11.1 million and an impairment reversal of $2.5 million were partially offset by amortization of $5.0 million and  hedging derivatives losses of $2.0 million for net loan servicing fees of $6.6 million, up from $605 thousand in the fourth quarter of 2012.

The following schedule details the net loan servicing fees in the first quarter of 2013:

Unaudited	Quarter ended March 31, 2013

Servicing fees(1)	$11,104
Effect of MSRs:
Amortization	(4,970)
Impairment reversal of MSRs carried at lower of amortized cost or fair value	2,486
Change in fair value of MSRs carried at fair value	(67)
Losses on hedging derivatives	(1,988)
(4,539)
Net loan servicing fees	$6,565

(1) Includes contractually specified servicing and ancillary fees.

Distressed Mortgage Investments

PMT’s distressed mortgage loan portfolio generated realized and unrealized gains totaling $64.0 million in the first quarter of 2013, compared to $38.1 million in the fourth quarter of 2012.  Of the gains in the first quarter of 2013, $8.4 million was realized through payoffs in which collections on the loan balances were at levels higher than their recorded fair values.

Valuation gains totaled $55.6 million in the first quarter of 2013, compared to $33.8 million in the fourth quarter.  The increase was driven by both the Company’s portfolio of nonperforming whole loans, which produced $32.6 million of valuation gains during the quarter, and the Company’s portfolio of performing loans, which produced $23.0 million of valuation gains.  The continued stabilization in home prices was once again a major driver of the unrealized gains on mortgage loans, but fair value appreciation of the loans as they progress toward their ultimate resolution also contributed meaningfully to gains on mortgage loans in the quarter.

During the quarter, PMT acquired $366 million in UPB of nonperforming whole loans with an average acquisition price of 55% of UPB.  After the end of the quarter, PMT reached an agreement in principle to enter into forward purchase agreements for two pools of nonperforming mortgage loans with an initial total purchase price of $294 million.  Under the forward purchase agreements, the loans will be acquired by Citigroup from two unaffiliated third parties.(3)

The following schedule details the realized and unrealized gains on mortgage loans for the first quarter of 2013:

Quarter ended March 31, 2013

Valuation changes:
Performing loans	$22,984
Nonperforming loans	32,632
55,616
Payoffs	8,364
$63,980

Expenses

Expenses for the first quarter of 2013 totaled $63.1 million, compared to $59.6 million in the fourth quarter of 2012.  The increase is primarily attributable to interest and loan servicing expenses, as well as an increase in management fees for the quarter.  Loan fulfillment fees decreased from $31.8 million in the fourth quarter to $29.2 million in the first quarter.  Included in the first quarter fulfillment fee expense is an expense of $3.3 million resulting from the transition to the revised mortgage banking agreement.  Interest expense increased as our recent acquisitions of distressed whole loans were financed through our repurchase facilities.  Management fees increased by $2.1 million as a result of incentive fees payable to our manager,

(3) These pending transactions are subject to the negotiation and execution of definitive documentation, continuing due diligence, and customary closing conditions. There can be no assurance that the committed amount will ultimately be acquired or that the transactions will be completed.

which are linked to the company’s profitability.  Other expense items increased commensurately with increased business activity and asset growth.

The provision for income taxes declined by $13.4 million to $2.6 million in the first quarter, as a higher proportion of income was generated by business activities in PMT’s REIT qualifying entities.  This resulted in an effective income tax rate of 5%, down from 25% in the prior period.

Mr. Kurland concluded, “PMT’s first quarter results demonstrated the benefits of an investment vehicle focused on multiple opportunities in the residential mortgage space.  We continue investing in distressed mortgages, mortgage servicing rights, and the aggregation of loans through our correspondent lending activities.  We believe PMT’s distressed portfolio is well positioned as the housing market stabilizes and the growth opportunities for the correspondent business are significant.  We are targeting total correspondent acquisitions of approximately $4.0 to $5.0 billion per month by the end of the year.  Since the end of the quarter, there has been a modest decline in mortgage rates and as a result we expect correspondent lock volume in April to be back above $3.0 billion, with the jumbo program continuing to gain traction.  Today’s residential mortgage market holds many opportunities available to PMT and should drive continued earnings growth.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.PennyMac-REIT.com beginning at 5:30 a.m. (Pacific Daylight Time) on Tuesday, April 23, 2013.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT” and is externally managed by PNMAC Capital Management, LLC, a wholly owned subsidiary of Private National Mortgage Acceptance Company, LLC.  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  changes in general business, economic, market and employment conditions from those expected; continued declines in residential real estate and disruption in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in residential mortgage loans and mortgage-related assets that satisfy our investment objectives and investment strategies; changes in our investment or operational objectives and strategies, including any new lines of business; the concentration of credit risks to which we are exposed; the availability, terms and deployment of short-term and long-term capital; unanticipated increases in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; increased rates of delinquency or decreased recovery rates on our investments; increased prepayments of the mortgage and other loans underlying our investments; changes in regulations or the occurrence of other events that impact the business, operation or prospects of government sponsored enterprises; changes in government support of homeownership; changes in governmental regulations, accounting treatment, tax rates and similar matters; and our ability to satisfy complex rules in order to qualify as a REIT for U.S. federal income tax purposes.  You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31,	December 31,
	2013	2012
	(unaudited)
ASSETS
Cash	$19,376	$33,756
Investments:
Short-term investments	45,024	39,017
Mortgage loans acquired for sale at fair value	1,123,348	975,184
Mortgage loans at fair value	1,366,922	1,189,971
Real estate acquired in settlement of loans	84,486	88,078
Mortgage servicing rights	180,441	126,776
Principal and interest collections receivable	31,391	29,204
Interest receivable	3,136	3,029
Derivative assets	15,186	23,706
Servicing advances	37,695	32,191
Due from affiliates	5,991	4,829
	2,893,620	2,511,985
Other assets	14,164	13,922
Total assets	$2,927,160	$2,559,663

LIABILITIES
Assets sold under agreements to repurchase:
Mortgage loans acquired for sale at fair value	1,035,486	894,906
Mortgage loans at fair value	576,018	353,805
Real estate acquired in settlement of loans	3,546	7,391
Derivative liabilities	2,079	967
Mortgage repurchase liability	6,231	4,441
Accounts payable and accrued liabilities	22,259	42,402
Contingent underwriting fees payable	5,883	5,883
Payable to affiliates	14,748	12,216
Income taxes payable	38,481	36,316
Total liabilities	1,704,731	1,358,327

SHAREHOLDERS’ EQUITY
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding, 58,990,225 and 58,904,456 common shares, respectively	590	589
Additional paid-in capital	1,131,231	1,129,858
Retained earnings	90,608	70,889
Total shareholders’ equity	1,222,429	1,201,336
Total liabilities and shareholders’ equity	$2,927,160	$2,559,663

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share data)

	Quarter Ended
	March 31, 2013	December 31, 2012
	(unaudited)
Investment Income
Net gain on mortgage loans acquired for sale	$29,279	$66,465
Net gain (loss) on investments:
Mortgage loans	63,980	38,108
	63,980	38,108
Interest income:
Short-term investments	31	10
Mortgage-backed securities	—	(3)
Mortgage loans	16,820	20,247
Other	24	30
	16,875	20,284

Loan origination fees	5,473	5,665
Results of real estate acquired in settlement of loans	(3,253)	(6,209)
Net loan servicing fees	6,565	605
Other	133	(1)
Net investment income	119,052	124,917
Expenses
Loan fulfillment fees	29,222	31,809
Interest	11,236	9,983
Loan servicing(1)	8,090	5,000
Management fees	6,492	4,472
Compensation	2,089	2,102
Professional services	2,384	2,732
Other	3,604	3,516
Total expenses	63,117	59,614
Income before provision for income taxes	55,935	65,303
Provision for income taxes	2,639	16,065
Net income	$53,296	$49,238

Earnings per share
Basic	$0.90	$0.83
Diluted	$0.90	$0.83
Weighted-average shares outstanding
Basic	58,927	58,904
Diluted	59,319	59,338
Dividends declared per share	$0.57	$0.57

(1)         Servicing expenses include both specialty servicing for PMT’s distressed portfolio and its subservicing costs associated with the mortgage servicing rights from its correspondent loans.

(end)